                                     [On Letterhead of The Chase Manhattan Bank]


                                                                     Exhibit 4.2




                               January 15, 1999



John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, Illinois  60606

     Re:  Nuveen Unit Trusts, Series 28 consisting of:
          Nuveen e-Commerce Sector Portfolio, January 1999;
          Nuveen Utility Sector Portfolio, January 1999
                    ---------------------------------------

Dear Sirs:

     The Chase Manhattan Bank is acting as Evaluator for the series of Nuveen Unit Trust set forth above (the "Trust"). We enclose a list of the Securities to be deposited in the Trusts on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on January 14, 1999 in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust for Nuveen Unit Trust Series 4 and subsequent. We consent to the reference to The Chase Manhattan Bank as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-70129) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                     Very truly yours,

                                     /s/ Robert E. Lisk

                                     Assistant Treasurer
EFF:ps